Exhibit 10.02

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated as of May 6, 2009 by and between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”) and Anthony P. Ryan (“Executive”).

The Company employs Executive as its President and Chief Executive Officer, and Executive serves as a director on the Company’s Board of Directors (“Board”);

Executive’s employment with the Company is at-will;

Executive is a Participant in the Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier I) (the “Severance Plan”) and the MoneyGram International, Inc. Special Executive Severance Plan (Tier I) (the “Special Severance Plan”);

The Company is willing to provide Executive with severance benefits described in this Agreement and the benefits provided by the MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (“Option Agreement”) as consideration for Executive’s relinquishment of certain rights to severance payments and benefits Executive may have under the Severance Plan.

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

1. Definitions.

a. “Cause” shall mean (A) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within Executive’s control and consistent with Executive’s status as a senior executive of the Company and his duties and responsibilities hereunder (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure, (B) fraud or material dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of Executive for a felony under the laws of the United States or any state thereof, (E) Executive’s willful misconduct or gross negligence in connection with Executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company, (F) Executive’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach has a material adverse effect on the Company, or (G) Executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement which breach has an adverse effect on the Company.

b. “Disability” shall exist if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

c. “Good Reason” with respect to the Executive shall mean: (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately, or any other action by the Company or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (B) any reduction of the Executive’s base salary or annual bonus opportunity then in effect unless such reduction is consistent with similar reductions applied to other senior management of the Company, (C) the Company or one of its subsidiaries requiring the Executive to be based at any office or location which is more than forty (40) miles distant from the office at which he is based on the date hereof or from the Company’s current office in Denver, Colorado, or (D) the failure of Company to obtain within one year of the date hereof shareholder approval of the amendment of the Company’s 2005 Omnibus Incentive Plan described in Section 10(r) of the Option Agreement; provided that either of the events described in clauses (A) or (B) of this Section shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason. The Company may require the Optionee to relocate to Denver, Colorado area under clause (c) above only in connection with a move of the Company’s corporate offices to that location and only if in connection therewith the Company shall reimburse the Optionee for his reasonable out-of-pocket expenses of moving and closing on the purchase of a new home (which shall not include any protection against diminution in value of property or similar “make-whole” payment).

2. At-Will Employment. Executive’s employment is at-will and may be terminated by either Executive or Company at any time and for any reason.

3. Termination by the Company without Cause or Resignation by Executive for Good Reason. If at any time on or after expiration of the Severance Period set forth in the Special Severance Plan, Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), or Executive resigns his employment for Good Reason, Executive shall be entitled to receive the following severance payment and benefits, which shall at all times be made so as to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended:

a. Salary Severance. A sum equal to One Million Eight Hundred Thousand ($1,800,000) Dollars, which shall be payable in equal monthly installments on the last day of each month over the eighteen month period following the date of termination and in accordance with the Company’s normal payroll practices in effect as of the date of Executive’s termination of Employment;

b. Group Medical and Dental Insurance. Continuation of Executive’s group medical and dental insurance under one or more of Company’s group medical and dental insurance plans for eighteen (18) months, and Executive shall be required to pay no more for such coverage than the Executive would have been required to pay had the Executive continued in active employment with Company; and

c. Basic and Supplemental Life Insurance. Continuation of Executive’s basic and supplemental life insurance coverage for eighteen (18) months on the same terms as if Executive were still employed, and Executive shall be required to pay no more for such coverage than Executive would have been required to pay had Executive continued in active employment with Company.

Executive acknowledges and agrees that Executive shall not be entitled to the above-described severance payment or benefits in the event Company terminates Executive’s employment for Cause or in the event Executive resigns his employment without Good Reason or in the event of Executive’s death or Disability.

4. Relinquishment of Rights under Severance Plan. Specifically in consideration of and in exchange for Executive’s right to the severance payment and benefits set forth in Section 3 above and the benefits provided by the Option Agreement, Executive hereby forever and irrevocably relinquishes any rights Executive may have as a Participant under the Severance Plan.

5. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement and the other agreements, plans and documents referenced herein contain the entire understanding of the parties with respect to the provision of any severance rights, payments or benefits by Company to Executive. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to preserve such rights and obligations.

f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

MoneyGram International, Inc.
1550 Utica Avenue South, Suite 100
Minneapolis, Minnesota 55416

Attention: Chairman of the Human Resources and Nominating Committee of the Board

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Title:

EXECUTIVE

Signature:

Anthony P. Ryan

[SIGNATURE PAGE TO THE SEVERANCE AGREEMENT
BETWEEN THE ABOVE-REFERENCED PARTIES]